Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Boston Scientific Corporation and Guidant Corporation entered into an Agreement and Plan of Merger, dated as of January 25, 2006, among Boston Scientific, Galaxy Merger Sub, a wholly owned subsidiary of Boston Scientific, and Guidant, that is described in the joint proxy statement/prospectus which is included in Boston Scientific’s registration statement on Form S-4, as amended (Registration no. 333-131608). Under the terms of the merger agreement, Galaxy Merger Sub will be merged with and into Guidant, with Guidant surviving the merger as a wholly owned subsidiary of Boston Scientific. In addition, Boston Scientific and Abbott Laboratories entered into a Transaction Agreement, dated as of January 8, 2006 as amended by Amendment No. 1 and Amendment No. 2, each dated as of January 16, 2006, and Amendment No. 3 dated as of February 22, 2006, pursuant to which Abbott agreed to buy the Guidant vascular intervention and endovascular solutions businesses for an initial payment of $4.1 billion in cash plus certain potential future milestone payments. Please see the S-4 Registration Statement for further information regarding the merger and the transactions related thereto.

The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on December 31, 2005. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•                  accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•                  separate historical audited financial statements of Boston Scientific as of and for the year ended December 31, 2005 included in Boston Scientific’s annual report on Form 10-K for the year ended December 31, 2005; and

•                  separate historical audited financial statements of Guidant as of and for the year ended December 31, 2005 included in Guidant’s annual report on Form 10-K for the year ended December 31, 2005.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger, the sale of the Guidant vascular and endovascular businesses to Abbott and the financing transactions with Abbott and other lenders been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, Boston Scientific’s cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed, including those resulting from the Abbott transaction, based upon their estimated fair values as of the date of completion of the merger and the Abbott transaction. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the Guidant Divestiture Adjustments, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements.

The unaudited pro forma condensed consolidated financial information includes preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott for $4.1 billion. Net sales, expenses, assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses were eliminated.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the merger and the sale of the Guidant vascular and endovascular businesses to Abbott; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the consolidated annual external purchases.

The unaudited pro forma condensed consolidated financial statements do not include accruals in excess of amounts recorded by Guidant for any pre-acquisition contingencies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2005

	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	(in millions, except per share data)
Net sales	$6,283	$3,551	$(1,095	)(a)			$8,739
Cost of products sold	1,386	930	(294	)(a)	$135	(b)	2,157
Gross profit	4,897	2,621	(801)		(135)		6,582
Selling, general and administrative expenses	1,814	1,345	(322	)(a)			2,837
Research and development expenses	680	598	(218	)(a)			1,060
Royalty expense	227	49	(16	)(a)			260
Amortization expense	152	82	(68	)(a)	486	(c)	652
Purchased research and development	276	75	(65	)(a)			286
Litigation-related charges	780						780
	3,929	2,149	(689)		486		5,875
Operating income	968	472	(112)		(621)		707
Other income (expense)
Interest expense	(90)	(31)			(500	)(d)	(621)
Other, net	13	88	(1	)(a)			100
Income before income taxes	891	529	(113)		(1,121)		186
Income tax expense (benefit)	263	85	(13	)(a)	(404	)(e)	(69)
Net income from continuing operations	$628	$444	$(100)		$(717)		$255
Net income per common share—basic
Income from continuing operations	$0.76	$1.36					$0.18
Net income per common share—assuming dilution
Income from continuing operations	$0.75	$1.33					$0.18
Weighted average shares used to calculate net income per common share amount:
Basic	825.8	325.3					1,420.7	(f)
Assuming dilution	837.6	333.2					1,445.5	(f)
Dividends declared per common share		$0.40

(See notes to the unaudited pro forma condensed consolidated financial statements)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEETS

As of December 31, 2005

	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$689	$2,384	$4,100	(g)	$(5,613	)(k)	$1,560
Marketable securities	159	451					610
Trade accounts receivable, net	932	710	(228	)(h)			1,414
Inventories	418	397	(69	)(h)	132	(l)	878
Deferred income taxes	152	466	(89	)(h)			529
Other current assets	281	89	(21	)(h)	11	(m)	360
Total current assets	2,631	4,497	3,693		(5,470)		5,351
Investments	594	87	(12	)(h)			669
Other assets	225	134	(123	)(h)	57	(m)	293
Property, plant and equipment, net	1,011	962	(399	)(h)	34	(n)	1,608
Intangible assets, net	3,735	599	(131	)(h)	24,595	(o)	28,798
Total Assets	$8,196	$6,279	$3,028		$19,216		$36,719

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings due within one year	$156	$350					$506
Accounts payable and accrued expenses	1,229	216	$(46	)(h)			1,399
Other current liabilities	94	751	1,123	(i)			1,968
Total current liabilities	1,479	1,317	1,077				3,873
Long-term debt	1,864	9			$7,950	(p)	9,823
Deferred income taxes	262		(10	)(h)	2,910	(q)	3,162
Other long-term liabilities	309	242	(9	)(h)	82	(r)	624
Commitments and contingencies
Stockholders’ equity:
Preferred stock — none issued and outstanding
Common stock	8	1,095			(1,089	)(s)	14
Treasury stock, at cost	(717)						(717)
Other stockholders’ equity	4,991	3,616	1,970	(j)	9,363	(t)	19,940
Total stockholders’ equity	4,282	4,711	1,970		8,274		19,237
Total Liabilities and Stockholders’ Equity	$8,196	$6,279	$3,028		$19,216		$36,719

(See notes to the unaudited pro forma condensed consolidated financial statements)

1.                                      Description of Transaction and Basis of Presentation

Guidant Transaction

At the effective time of the merger, each share of Guidant common stock (other than shares owned by Guidant, Galaxy Merger Sub and Boston Scientific) will be converted into the right to receive (i) $42.00 in cash and (ii) a number of shares of Boston Scientific common stock equal to the actual exchange ratio. The actual exchange ratio will be determined by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date, so long as the average closing price during that period is between $22.62 and $28.86. If the average closing price of Boston Scientific common stock during that period is less than $22.62, Guidant shareholders will receive 1.6799 Boston Scientific shares for each share of Guidant common stock, and if the average closing price of Boston Scientific common stock during that period is greater than $28.86, Guidant shareholders will receive 1.3167 Boston Scientific shares for each share of Guidant common stock. In addition, as Boston Scientific currently expects that the merger will close during the week of April 3, 2006, Guidant shareholders would receive an additional $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger.

Outstanding Guidant stock options at the closing date of the merger will be converted into options to purchase Boston Scientific common stock. See the section of the joint proxy statement/prospectus included in the S-4 Registration Statement entitled “The Merger—Effect on Awards Outstanding under Guidant Stock Incentive Plans,” for details on the treatment of Guidant stock options in the merger.

Boston Scientific will account for the merger as a purchase under United States generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Guidant will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Boston Scientific. The results of operations of Guidant will be consolidated with those of Boston Scientific beginning on the date of the merger.

The merger is subject to customary closing conditions, including the approval of Guidant shareholders, Boston Scientific stockholders and receipt of certain regulatory approvals. Subject to these conditions, Boston Scientific currently expects that the merger will close during the week of April 3, 2006. The unaudited pro forma condensed consolidated financial information does not reflect any additional amounts that may be paid per share for closing on or after April 1, 2006, as a definitive closing date has not been determined.

Abbott Transaction

 In January 2006, Boston Scientific and Abbott entered into the Abbott transaction agreement pursuant to which, among other things, Abbott agreed to purchase the Guidant vascular and endovascular businesses for:

•                  an initial payment of $4.1 billion in cash at the Abbott transaction closing;

•                  a milestone payment of $250 million upon receipt of an approval from the United States FDA within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the United States;

•                  a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health, Labor and Welfare within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan; and

•                  the assumption of certain liabilities relating to the Guidant vascular and endovascular businesses by Abbott.

The Abbott transaction closing is subject to, among other things, the satisfaction or waiver of all of the conditions to close the Guidant transaction and is expected to occur prior to the closing date of the merger.

In addition to receiving the initial payment of $4.1 billion at the Abbott transaction closing, Abbott has agreed to lend Boston Scientific $900 million on a subordinated basis. The loan will be payable on the fifth anniversary of the Abbott transaction closing and interest will accrue on the outstanding principal amount at a rate of 4.00% per annum.

At the Abbott transaction closing, Abbott will also purchase $1.4 billion in shares of Boston Scientific common stock based on a per share purchase price of the lower of (i) $25.00 and (ii) the average closing price of Boston Scientific common stock during the five consecutive trading day period ending three trading days prior to the Abbott transaction closing. In addition, 18 months after the Abbott transaction closing, Boston Scientific will issue to Abbott additional shares of Boston Scientific common stock having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing $1.4 billion to purchase the shares of Boston Scientific common stock.

Abbott has agreed not to sell any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average price per share of Boston Scientific common stock over any consecutive 20 day trading period exceeds $30.00. In addition, during the 18-month period following the Abbott transaction closing, Abbott will not, in any one-month period, sell more than 8.33% of these shares of Boston Scientific common stock. Abbott must apply a portion of the net proceeds from its sale of these shares of Boston Scientific common stock in excess of specified amounts, if any, to reduce the principal amount of the loan from Abbott to Boston Scientific. Abbott has agreed to sell, transfer or otherwise dispose of all these shares to an unaffiliated third party no later than 30 months following the Abbott transaction closing. The financial effects of this provision have not been reflected in the unaudited pro forma condensed consolidated financial statements as they are primarily dependent on future market conditions and the timing of the sale of these shares by Abbott.

As a part of the Abbott transaction, Boston Scientific and Abbott will also enter into supply and license and technology transfer arrangements with respect to the everolimus-based drug-eluting stent system currently in development by Guidant.

See also the section of the joint proxy statement/prospectus included in the S-4 Registration Statement entitled “Agreements Related to the Merger—The Abbott Transaction Agreement”.

2.                                      Purchase Price

The following is a preliminary estimate of the purchase price for Guidant:

		(in millions)
Estimated number of Guidant shares to be acquired as of December 31, 2005 (in thousands)	333,838
Assumed exchange ratio(1)	1.6429
Number of shares of Boston Scientific common stock to be issued to holders of Guidant common stock (in thousands)	548,462
Multiplied by assumed price per share of Boston Scientific common stock	$23.13	$12,686
Cash portion of merger consideration ($42.00 * 333,838)		14,021
Estimated fair value of outstanding Guidant stock options to be exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)(2)		869
Estimated transaction costs (including the $705 million termination fee associated with the Johnson & Johnson proposed merger transaction)(3)		870
Estimated purchase price		$28,446

For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Estimated Purchase Price	(in millions)
Book value of net assets acquired as of December 31, 2005	$4,711
Cash consideration, net of taxes payable, from Abbott transaction(4)	2,992
Less: Book value of net assets sold to Abbott	(1,022)
Less: Write-off of existing goodwill and other intangible assets, including related deferred taxes	(472)
Adjusted book value of net assets acquired	$6,209
Remaining allocation:
Increase inventory to fair value	132
Increase property, plant and equipment to fair value	34
Increase pension obligation to fair value	(82)
In-process research and development(5)
Identifiable intangible assets at fair value(5)	8,000
Restructuring costs(6)
Deferred taxes(7)	(2,910)
Goodwill(5)	17,063
Estimated Purchase Price	$28,446

(1)                                  Guidant shareholders will receive, for each share of Guidant common stock, $42.00 in cash and between 1.3167 and 1.6799 shares of Boston Scientific common stock based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date, which will have a market value of $38.00 if the average closing price is between $22.62 and $28.86. If the average closing price of Boston Scientific common stock during that period is less than $22.62, Guidant shareholders will receive 1.6799 Boston Scientific shares for each share of Guidant common stock, and if the average closing price of Boston Scientific common stock during that period is greater than $28.86, Guidant shareholders will receive 1.3167 Boston Scientific shares for each share of Guidant common stock. For the purpose of this pro forma analysis, the total equity consideration was estimated using a Boston Scientific stock price of $23.13 per share, which represents the average Boston Scientific closing stock price beginning two days before and ending two days after January 25, 2006, the date of the public announcement of the merger agreement.

(2)                                  The average Boston Scientific closing stock price of $23.13 per share was used to estimate the number of Boston Scientific stock options issued upon the conversion of Guidant stock options and the related fair value.

(3)                                  Estimated transaction costs to be recorded as of the closing date of the merger. Boston Scientific’s offer to acquire Guidant was made after the execution of a merger agreement among Guidant, Johnson & Johnson and Shelby Merger Sub, Inc. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and, in connection with the termination, Guidant paid Johnson & Johnson a termination fee of $705 million. Boston Scientific then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson. Remaining estimated transaction costs will be recorded as of the closing date of the merger.

(4)                                  The following is a preliminary estimate of the cash consideration, net of taxes payable, from the Abbott transaction:

(in millions)
Initial consideration from Abbott	$4,100
Less: Estimated taxes payable on the Abbott transaction*	(1,108)
Cash consideration, net of taxes payable, from the Abbott transaction	$2,992

*                                         The estimated taxes payable on the Abbott transaction are based on a statutory tax rate of 36 percent.

(5)                                  Sufficient information is not available at this time to provide specifics with regard to individual products, valuation methods and appraisal methods. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other relevant laws and regulations, before the closing of the merger, there are significant limitations regarding what Boston Scientific can learn about specific products currently marketed by Guidant and scientific projects that are underway.

For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

•                  currently-marketed products, including patented and unpatented as well as, core and completed technology

•                  collaboration agreements and/or other licensing arrangements

•                  trademarks and trade names

•                  customer contracts/relationships

The unaudited pro forma condensed consolidated financial statements include an estimated identifiable intangible asset value in the aggregate of $8 billion, which will be amortized on a straight-line basis over an average of 16 years based on our current understanding of these assets. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Boston Scientific management, and certain publicly available information, relative to implantable defibrillator systems, implantable pacemaker systems and cardiac surgery systems. These estimates will be adjusted based upon the final valuation. The final valuation is expected to be completed within 12 months after the completion of the merger. The estimated identifiable intangible asset value does not include any intangible assets related to the Guidant vascular and endovascular businesses, which, for purposes of the unaudited pro forma condensed consolidated financial statements, are assumed to be purchased by Abbott.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” any portion of the purchase price allocated to in-process research and development will be expensed immediately upon the closing of the merger. It is reasonable to assume that an in-process research and development charge will be recorded in conjunction with the final purchase accounting; however, the amount of the charge cannot currently be determined and has therefore been excluded from the pro forma financial statements.

(6)                                  Certain restructuring and integration charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price for Guidant. Any such costs are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

(7)                                  The deferred tax liability relates to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up.

3.                                      Accounting Policies and Financial Statement Classification

The historical financial statements of Boston Scientific for the year ended December 31, 2005 include certain charges including $598 million, net of tax, related to a litigation settlement with Medinol Ltd.

For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to Guidant’s financial statements to conform to those classifications used by Boston Scientific. Reclassifications primarily relate to the following:

•                  Interest income allocated to other, net;

•                  Impairment charge allocated to amortization expense;

•                  Goodwill allocated to intangible assets, net;

•                  Deferred income taxes and sundry allocated to other assets;

•                  Accounts payable and employee compensation allocated to accounts payable and accrued expenses;

•                  Other liabilities, income taxes payable and current liabilities of discontinued operations allocated to other liabilities; and

•                  Additional paid-in capital, retained earnings, deferred cost (ESOP), unearned compensation, accumulated other comprehensive income allocated to other stockholders’ equity.

Upon completion of the merger, Boston Scientific will review Guidant’s accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements on a prospective basis.

4.                                      Guidant Divestiture Adjustments

Amounts included in the column under the heading “Guidant Divestiture Adjustments” represent preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott, and primarily relate to the following:

(a)                                  The elimination of net sales, cost of products sold, operating expenses, other income (expense) and income taxes directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

(g)                                 The receipt of the initial payment of $4.1 billion in cash from Abbott.

(h)                                 The elimination of assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

(i)                                     The estimated taxes payable on the Abbott transaction, based on a statutory tax rate of 36 percent, and other Guidant Divestiture Adjustments included in other current liabilities:

As of December 31, 2005
(in millions)
Estimated taxes payable on the Abbott transaction	$1,108
Other Guidant Divestiture Adjustments included in other current liabilities	15
Total adjustment	$1,123

(j)                                     The excess, net of taxes payable, of the initial payment from Abbott over the estimated book value of the net assets sold.

Adjustments under the heading “Guidant Divestiture Adjustments” do not include any amounts related to expected synergies, restructuring activities or other integration activities. Any such amounts are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

5.                                      Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(b)                                 To record the following cost of products sold adjustments:

Year Ended December 31, 2005
(in millions)
Property, plant and equipment depreciation step-up	$3
Inventory step-up	132
Total pro forma adjustment	$135

(c)                                  To record the following amortization expense adjustments:

Year Ended December 31, 2005
(in millions)
Acquired intangible asset amortization	$500
Pre-existing Guidant intangible asset amortization	(14)
Total pro forma adjustment	$486

(d)                                 To record the following interest expense adjustments:

Year Ended December 31, 2005
(in millions)
Interest expense	$489
Amortization of debt issuance costs	11
Total pro forma adjustment	$500

Boston Scientific expects to incur incremental borrowings of approximately $7,950 million to finance the Guidant acquisition including $5.0 billion in a 5-year term loan, $2.1 billion in senior notes ranging in maturities from 5 to 10 years, and $0.9 billion in a subordinated loan from Abbott.

Boston Scientific’s interest rate estimates reflect recently announced indicative long-term credit ratings, after consummation of the merger, of BBB+ from S&P, BBB from Fitch, and Baa3 from Moody’s. These estimates also reflect current market interest rates. Based on the preceding, the estimated weighted average annual interest rate on the incremental borrowings of $7,950 million is 5.6 percent, consisting of the following:

•                  5-year term loan: 5.7 percent representing 6-month LIBOR plus an interest margin of 0.725 percent;

•                  Senior notes: weighted average interest rate of 6.0 percent representing the appropriate United States Treasury rate plus a market credit margin; and

•                  Abbott subordinated loan: 4.0 percent.

Pro forma interest expense for 2005 also includes $40 million of estimated non-cash interest expense associated with the Abbott transaction; the effect of which increases the estimated weighted average annual interest rate on the incremental borrowings of $7,950 million to 6.08 percent. In addition, pro forma interest expense includes $5.6 million related to Boston Scientific’s previously announced interest rate adjustment on its $400 million, 5.50 percent senior notes due November 15, 2015 and its $350 million, 6.25 percent senior notes due November 15, 2035. Based on preliminary indications from the rating agencies, Boston Scientific expects that the interest rate on the November 2015 notes and the November 2035 notes may increase by 0.75 percent. Boston Scientific will be unable to determine the actual increase, if any, of the interest rate on each of the November 2015 notes and November 2035 notes until after the closing of its proposed acquisition of Guidant. Any subsequent rating improvements will result in a decrease in the adjusted interest rate. The interest rate on the date these senior notes were originally issued will be permanently reinstated if and when the lowest credit ratings assigned to these senior notes is either A- or A3 or higher.

If Boston Scientific is downgraded below investment grade, the interest margin on the term loan would increase by an additional 0.275 percent, the interest rate adjustment on the November 2015 notes and the November 2035 notes would increase by an additional 0.25 percent and the market credit margin on any newly issued senior notes may increase by approximately 1.0 percent from current levels. The additional increase in these interest rates would increase Boston Scientific’s pro forma interest expense for 2005 by $36 million.

(e)                                  To adjust income taxes for the pro forma adjustments utilizing a 36 percent statutory tax rate.

(f)                                    The unaudited pro forma consolidated basic earnings per share for the respective periods presented are based on the following consolidated basic weighted average share calculations:

		Year Ended December 31, 2005
		(share data in millions)
Boston Scientific weighted average shares outstanding		825.8
Guidant weighted average shares outstanding	325.3
Assumed exchange ratio	1.6429	534.4
Shares issued to Abbott (converted at the average Boston Scientific closing stock price of $23.13 per share)		60.5
Total pro forma weighted average shares outstanding—basic		1,420.7

The unaudited pro forma consolidated diluted earnings per share for the respective periods presented are based on the following consolidated diluted weighted average share calculations:

		Year Ended December 31, 2005
		(share data in millions)
Boston Scientific weighted average shares outstanding		837.6
Guidant weighted average shares outstanding	333.2
Assumed exchange ratio	1.6429	547.4
Shares issued to Abbott (converted at the average Boston Scientific closing stock price of $23.13 per share)		60.5
Total pro forma weighted average shares outstanding—diluted		1,445.5

(k)                                  To record the following cash and cash equivalent adjustments:

As of December 31, 2005
(in millions)
Proceeds from debt issued	$7,950
Proceeds from equity issued to Abbott	1,400
Cash portion of merger consideration	(14,021)
Payments for debt issuance costs	(72)
Payments for estimated transaction costs (including the $705 million termination fee paid in connection with the termination of the Johnson & Johnson merger agreement)	(870)
Total pro forma adjustment	$(5,613)

(l)                                     To record the difference between the book value and the fair value of net inventory acquired in the merger (step-up).

(m)                               To record the following other asset adjustments:

As of December 31, 2005
(in millions)
Debt issuance costs	$72
Deferred tax asset on pre-existing goodwill and intangible assets	(4)
Total pro forma adjustment	$68

(n)                                 To record the difference between the book value and the fair value of net property, plant and equipment acquired in the merger (step-up).

(o)                                 To record the following intangible asset adjustments:

As of December 31, 2005
(in millions)
Elimination of pre-existing Guidant goodwill	$(403)
Elimination of pre-existing Guidant intangible assets	(65)
Acquired identifiable amortizable intangible assets	8,000
Acquired goodwill	17,063
Total pro forma adjustment	$24,595

(p)                                 To record the $7,950 million in incremental debt issued to finance the merger consideration.

(q)                                 To record the net deferred tax liability related to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up based on statutory tax rates of 36 percent.

(r)                                    To record the difference between the book value and the fair value of the pension obligation acquired in the merger (step-up).

(s)                                  To record the following common stock adjustments:

As of December 31, 2005
(in millions)
Elimination of Guidant common stock (no par value)	$(1,095)
Issuance of Boston Scientific common stock ($.01 par value):
To holders of Guidant common stock	5
To Abbott	1
Total pro forma adjustment	$(1,089)

(t)                                    To record the following other stockholders’ equity adjustments:

As of December 31, 2005
(in millions)
Elimination of Guidant’s other stockholders’ equity	$(3,616)
Elimination of the net increase in Guidant book value due to Abbott transaction (see Note 4—Guidant Divestiture Adjustments)	(1,970)
Additional paid-in capital:
Estimated fair value of outstanding Guidant stock options to be exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)	869
Issuance of Boston Scientific common stock:
To holders of Guidant common stock	12,681
To Abbott	1,399
Total pro forma adjustment	$9,363

The unaudited pro forma condensed consolidated financial statements do not present any adjustments to dividends paid per share on a pro forma basis. Boston Scientific currently does not intend to pay dividends, but rather intends to retain all of its excess cash to repay indebtedness and to invest in the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so. Guidant declares and pays regular quarterly dividends; however after completion of the merger Guidant shareholders will not continue to receive dividends.